UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SERVICE AIR GROUP INC.
(Exact name of small business as specified in its charter)

NEW JERSEY	4512	22-3719171
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification No.)

5455 Airport Road South, Richmond, BC, Canada V7B 1B5
(Address of principal executive offices)

5455 Airport Road South, Richmond, BC, Canada V7B 1B5
(Address of principal place of business or intended principal place of business)

Richard I. Anslow 4400 Route 9, 2nd Floor Freehold, New Jersey 07728	With copies to: Amy L. Clayton, Esq. 1815 E. North Woodside Dr. Ste A Salt Lake City, UT 84121 Tel. 801-759-9141
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon a practical following the effectiveness of this registration statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐ _____________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Proposed maximum Offering price per unit[1]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common stock, $.0001 par value	5,750,000	$3.00.	$17,250,000.00	$2,030.33

1

The selling shareholders who are affiliates of the Company have determined that they will sell their shares at a fixed price of $3.00 per share until the securities are quoted on the OTC Bulletin Board (or other market or quotation system) and thereafter at prevailing market prices or negotiated prices. Other selling shareholders may sell their shares at different prices.

2

Provided solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, and before deducting approximately $25,000 of offering costs: legal, printing, etc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I - INFORMATION REQUIRED TO BE IN PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 18,  2005

PROSPECTUS

SERVICE AIR GROUP, INC.

5,750,000 SHARES OF COMMON STOCK

5,000,000 Common Shares to be registered & offered by the Company

750,000 Common Shares to be registered & offered by certain Selling Shareholders

Offering price $3.00 per share

This prospectus relates to shares of common stock of SERVICE AIR GROUP, INC. (“SERVICE” or “SERVICE AIR”), a New Jersey corporation, that may be sold from time to time by the Company and for the account of the selling security holders named in this prospectus. SERVICE AIR will not receive any proceeds from sales of the common stock by the selling security holders.

We have been in the development stage since our inception and have not yet begun to produce revenues from operations. We are not yet and may never become profitable. There is currently no trading market for our common stock. We intend to apply for listing on the OTC Bulletin Board following the effectiveness of our registration statement, but there is no guarantee we will be listed, or that a trading market will develop.

Investing in shares of our common stock involves significant risks. YOU SHOULD READ THE DISCUSSION UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________________, 2005

CONTENTS

Prospectus Summary	5
Risk Factors	7
Use of Proceeds	9
Determination of Offering Price	10
Dilution	10
Selling Security Holders	10
Plan of Distribution	11
Legal Proceedings	12
Directors, Executive Officers, Promoters and Control Persons	12
Security Ownership of Certain Beneficial Owners and Management	13
Description of Securities	13
Interests of Named Experts and Counsel	14
Disclosure of Commission Position on Indemnification	15
Organization Within Last Five Years	15
Description of Business	15
Management Discussion and Analysis	19
Description of Property	20
Certain Relationships and Related Transactions	20
Market for Common Equity and Related Stockholder Matters	20
Executive Compensation	21
Financial Statements	21

Changes in and Disagreements With Accountants

on Accounting and Financial Disclosure	21
Available Information	22
Forward-Looking Statements	22

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit the offer and sale of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

The following discussion highlights information about our company and the offering. It is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, prior to investing in our common stock.

In this prospectus, unless otherwise indicated, “Company,” “we,” “our,” and “us” refer to Service Air Group, Inc., a New Jersey corporation, which is the registrant herein. “You” refers to the reader of this memorandum. “Sellers,” “Selling Security Holders,” or “Selling Shareholders” refer to certain shareholders of our Company who are registering certain of their shares hereunder. This summary highlights the information contained elsewhere in this memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire memorandum and the documents to which we refer you. You should read the following memorandum together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this memorandum.

Service Air

History. Service Air Group, Inc. (New Jersey) - the Issuer/Registrant

Segway V Corp., was incorporated March 31, 2000, under the laws of the State of New Jersey to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company has been in the developmental stage since its inception till year-end 2003, when it changed its name to its present designation. The controlling shares were acquired by the current CFO. His plan was to acquire significant interest in Service Air Group Inc. (Canada), an operating company.

Service Air Group, Inc. (Canada) - the operating company

Service Air Group Inc. - Canada {hereinafter called SA/CA}, was incorporated January 5, 1995, under the provincial laws of British Columbia, Canada. SA/CA has a limited history of operations and no history of profitability. In December 2002, SA/CA secured its first general sales agreement (GSA) to provide air cargo services to and from Canada/Hong Kong. GSA is backed by major Bank, guaranteeing 15%-20% of one month’s contractual sales value to be paid in advance (prior to aircraft departure) to SA/CA. Based on 2 trips per week, gross value of the outstanding contract is US$43,200,000 per annum for 20+ years, while average net operating income is 25% of sales. In order to perform its contractual obligations, SA/CA need at least one Boeing 747-400 aircraft for its fleet, to become Canada’s first, and only, Boeing 747 Freighter operator serving primarily the cargo market between North America and Asia. Even though SA/CA has received several letters of intent from various reputable and well-established clients around the globe, anxious to use the services of an air cargo operator to and from Canada, SA/CA has not undertaken any GSAs (other than Hong Kong), until SA/CA becomes fully operative and have aircraft(s) available to serve the clients. On September 8, 2004, SAG entered into an Agreement for Exchange of Stock for Assets with SA/CA, whereby SAG agreed to,

SA/CA and a majority of its Shareholders agreed to sell, assign, transfer and convey, exclusively to SAG all of SA/CA’s right, title, and interest, in and to the following assets (“Asset”): 100% of the Projected Net Income of SA/CA and 100% of the current and future assets. SAG agreed to issue pro rata 4,125,000 shares of its restricted common stock to the operating Company. On September 16, SA/CA entered into a lock-in agreement with its employees and transferred all exchanged shares of SAG to its shareholders. SA/CA’s executive offices are located at Vancouver International Airport, 5455 Airport Road South, Richmond, BC, Canada V7B 1B5; our telephone number is 604-233-7727. Our Web site address is www.serviceair.net. Information contained on our Web site does not constitute a part of this memorandum.

Note: Herein, whenever matters relating to the issuance or registration of the common stock are referenced, it will refer to SERVICE AIR (NEW JERSEY). When references are made to operational matters, or the business of international air freight service, those references relate to Service Air (Canada).

The Offering

Common Stock Offered	5,750,000 common shares: • 5,000,000 offered by the Company • 750,000 common shares offered by selling security holders

Common Stock Currently Issued and Outstanding	9,375,000 common shares

Issued and Outstanding Following the Offering	14,375,000 shares, of which only 750,000 of the shares being offered by Selling Shareholders are already issued and outstanding.

Use of Proceeds

The proceeds from the sale of shares by the Company will be used for security deposit to lease or purchase an aircraft and working capital. We will not receive any proceeds from sales by the selling shareholders.

Plan of Distribution

The Company will offer and sell shares through the officers/directors; selling security holders may sell through brokers or in negotiated private transactions. We will not pay any brokerage or underwriting fees of commissions on sales by the selling security holders.

Risk Factors

Investing in our stock involves a high degree of risk, including the risk of total loss of your investment. You should carefully consider each of the risk factors in the following section before purchasing our shares.

Our Officers’ and Directors’ Holdings	Our officers and directors currently hold common stock totaling 9,125,000 shares, or about 97% of the total outstanding.

Trading Market

There is currently no active trading market for our shares. We intend to apply to have our shares quoted on the Over-the-Counter Bulletin Board market of the National Association of Securities Dealers.

RISK FACTORS

An investment in our common stock is highly speculative and subject to a high degree of risk. You may lose money by investing in our common stock; only persons who can bear the risk of the loss of their investment should invest. You should carefully consider the following factors, as well as your own financial circumstances and risk tolerance, in deciding whether to invest in our stock.

WE HAVE A LIMITED OPERATING HISTORY. Service Air has a limited history of operations and no history of profitability; we have no financial or performance reports available to analyze our financial track record.

MARKET FLUCTUATION. No guarantee can be given as to the success of a business related to the aviation industry, as sudden market fluctuation may change its financial position dramatically.

AIRCRAFT AVAILABILITY. There is a limited number of Boeing 747-400 aircraft in the world; availability of this model aircraft depends on timing and our financial capability to secure the aircraft.

FUTURE DEBT CAPITALIZATION. From time to time, the Company may need to borrow funds from various financial resources reducing net worth; pledge of its assets in part or in whole may also occur.

HUMAN RESOURCES DEPENDABILITY. Company heavily depends on its present and future staff members and may lose and/or not find the right recruits to match its needs for future expansion.

OUR OPERATIONS MAY BE AFFECTED BY FUTURE CHANGES IN INSURANCE LAWS AND

REGULATIONS. At present, our proposed services are not regulated as insurance products, and our marketing reps are not required to be licensed as insurance brokers. However, there is no assurance that state legislatures or the Congress will not in the future seek to bring our products and sales activities under the jurisdiction of insurance regulators. Should that occur, we may face material costs of compliance with the new laws and regulations, and if we cannot comply we may not be permitted to sell our products in certain jurisdictions.

GROWTH DEPENDABILITY. Even though our sales growth forecast is based on a conservative but an in-depth research of the air cargo industry, market conditions may change without notice; the Company may suffer financially with such unpredictable situations.

SUPPLIERS DEPENDABILITY. Similar to other businesses, Service Air’s performance also depends on its suppliers of aircrafts, jet fuel, pallets, containers, uniforms, aircraft parts and maintenance.

KEY MANAGEMENT DEPENDABILITY. To perform its services, Service Air depends heavily upon its key officers. Death, disability, accident and/or any/all such incident(s) could cause the cessation of operations of the company for an unknown period, resulting in an adverse impact on the company’s financial position, recruiting and training of additional personnel may reduce this up to a limited level.

BEST EFFORTS RELIABILITY. Service Air management has committed to perform its services under its business plan based on the best efforts only and can not guarantee its success unless being able to take advantage of the positive market trends.

INFORMATION ACCURACY. Service Air management is providing any/all the information; related and supportive documentation based on the best of its knowledge but can not guarantee its accuracy and/or reliability, readers are encouraged to conduct their own due diligence and investigate Service Air prior to any commitment.

EXISTING CONTRACT DEPENDABLITY. Initially, Service Air is depending on only one (Hong Kong) existing service agreement, even though other domestic and international clients have issued their letters of intent to obtain future services from Service Air. There are no guarantees as to signing any other clients.

FUTURE COMPETITION. Presently, there is virtually no competition for Service Air within Canada, however, there could be other carriers in the future to fill the void in the market creating new competition and granting choice for the buyers.

AVIATION INDUSTRY RISKS. Since 9/11, the aviation industry has been suffering economically. Even though Service Air plans to begin operations exclusively as an air cargo carrier, the impact is still effective across the country and around the world.

REGULATION DEPENDABILITY. Governmental rules and regulations may change from time to time without notice, leaving Service Air without the advantage of providing the lift, which is required by current market demand. All aircraft must be certified by an agency of the Canadian Government in a timely manner in order to be operational.

FUTURE LIABILITIES. Presently, there are no outstanding long-term liabilities, claims, court orders or legal actions against Service Air; however, it may come under financial, legal or other unknown liabilities in the future.

ASSET DEPRECIATION. Acquired or to be acquired assets are subject to an annual depreciation reducing NET tangible and/or hypothecation value of the assets.

SALES AND MARKETING. Service Air depends on sales agents, freight forwarders and other brokers for booking cargo freight for its trips to and from Canada/Hong Kong; any miscalculation may result in possible financial losses to the company.

TERRORISM. Since 9/11, the potential for terrorist attacks upon or within aircraft has significantly increased; the aviation industry generally has become subject to worldwide security issues. Since then, insurance premium rates have also increased, affecting airline budgets.

Risks Related to this Offering

We are effectively controlled by our principal shareholders and management, which may limit your ability to influence shareholder matters or to receive a premium for your shares through a change in control. Our executive officers, directors and principal shareholders and their affiliates will own 9,375,000 shares, or 100%, of the outstanding shares of Common stock. As a result, they will effectively control us and direct our affairs, and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders.

We will need to raise additional financing in the foreseeable future to fund our operations, which may not be available to us on favorable terms or at all.

We will need to raise significant additional capital in the future to fund or expand our operations. We expect that we will need additional funding at some point after approximately 6 months, and potentially sooner, depending on the risks and uncertainties associated with our business and inherent in our rapidly growing and evolving industry. In addition, we may desire to raise additional financing at times when we believe terms are favorable and it is advantageous to our growth strategy.

We will require additional financing to:

•	Acquire/Lease aircrafts/equipment;
•	Further expand services that we plan to offer to clients;
•	Fund additional overseas branches/subsidiaries;
•	Hire additional personnel;
•	Respond to competitive pressures; and
•	Working capital

If we raise additional funds through the issuance of equity or convertible debt securities, it will reduce the percentage ownership of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of securities we issue in the future could also impose restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, enhance our services or otherwise respond to competitive pressures would be significantly limited.

We have arbitrarily determined the price of the shares.

There is no present market for the shares. The Company, as well as the selling shareholders, has arbitrarily set the price of the shares with reference to the general status of the securities market and other relevant factors. The offering price for the shares should not be considered an indication of the actual value of the shares and is not based on our net worth or prior earnings. We cannot assure you that the shares could be resold by you at the offering price or at any other price.

There is no public market for our securities.

There is currently no public market for any of our securities. We cannot assure you that any such public market will ever develop. Moreover, even if a public market does develop, any sale of our Common Stock may be made only pursuant to an effective registration statement under federal and applicable state securities laws or exemptions from such laws.

We do not intend to pay dividends.

We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from sales by Selling Shareholders. However, of the 5,000,000 common shares to be registered and sold by the Company, the use of net proceeds, after deducting an estimated $25,000 as costs for the offering, is as follows:

•	Deposit for lease/acquisition of aircraft	$10,000,000
•	Working Capital (6 months)	$4,975,000
	Total:	$14,975,000

NOTE: management of the Company reserves the right to vary the amount and priority of the use of proceeds, depending on amounts of capital raised, prevailing economic conditions, etc.

DETERMINATION OF OFFERING PRICE

The Company has been in the development stage since its inception. The Company and selling shareholders arbitrarily determined the selling price. Once the shares become eligible for quotation on OTC-BB, we, and the selling shareholders, may sell shares at prevailing market prices or at negotiated prices.

DILUTION

5,000,000 new shares that are the subject of this prospectus are being registered and offered by the Company. An additional 750,000 common shares are being registered and offered by the selling security holders. There are presently 9,375,000 common shares issued and outstanding. If all 5,000,000 new shares are sold pursuant to this offering, there will then be 14,375,000 common shares outstanding. The purchasers of the 5,000,000 new shares offered by the company will have paid $15,000,000, in the aggregate, for those shares. Purchasers of the shares registered hereunder (whether newly issued by the Company, or by the selling shareholders) will suffer immediate dilution of approximately 65%. The existing shareholders will not experience a dilution factor as a result from sales of these newly issued and registered shares; but they will experience an increase in per share value from $0.03 per share before the offering, to $1.06 per share after the offering.

SELLING SECURITY HOLDERS

We are paying the costs of registering the securities offered by the selling shareholders pursuant to this prospectus, including legal fees, SEC filing fees, and related expenses. We are not paying any costs of selling the shares that may be incurred by the selling shareholders, whether in the form of commissions, underwriting fees, or other transaction cost. The term “selling shareholders” or “selling security holders” includes the shareholders listed below and their respective transferees, assignees, pledgees, donees or other successors who may acquire a beneficial interest in the shares.

Except as indicated in the table, none of the selling shareholders is an executive officer, director, or beneficial owner of more than 10% of our common stock, or otherwise affiliated with us. Transactions in our stock by our affiliates are subject to the provisions of Section 16 of the Securities Act, which provides in part (with certain exceptions) that any profit realized by the purchase and sale, or the sale and purchase, of our stock within any period of less than six months must be forfeited to us (the “short-swing profit rule”). While Section 16 does not limit the ability of the persons to execute buy and sell transactions within a six month period, to the extent (if any) that the rule would apply to sales under this prospectus, those officers, directors and 10% shareholders may decline to sell any portion of the shares offered if such a sale would be disadvantageous under the short-swing profit rule.

The table below shows information regarding the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to the offering;
2.	the total number of shares that are being offered by each selling shareholder;

3.	the total number of shares that will be owned by each selling security holder on completion of the offering; and
4.	the percentage of our outstanding common stock that will be owned by each selling shareholder upon completion of the offering if all of the offered shares are sold.

The entries under the columns “Shares Owned After Offering” and “% Owned After Offering” presume that each selling shareholder sells all of the shares offered. However, no selling shareholder is obligated to sell any minimum number of shares on this Offering.

Name of Selling Shareholder	Shares Owned Before Offering	Shares Offered by this Prospectus	Shares Owned After Offering	% Owned After Offering
Jag Dhillon Muhammad Sultan Service Merchants Corp.	3,542,661 5,000,000 250,000	250,000 250,000 250,000	3,292,661 4,750,000 0	22.9% 33% 0%

PLAN OF DISTRIBUTION

Shares registered by Company. The 5,000,000 common shares being registered by the Company and offered by this prospectus will be offered through the Company’s officers and directors. No commissions or other consideration will be paid to such persons for placing said shares. If the Company decides to use the services of a NASD registered Broker-Dealer, we may be required to pay a negotiated commission for the placement of shares. Paying such commissions by an issuer of securities is normal practice for the securities brokerage industry. We will negotiate the best possible commission rate under prevailing conditions, if it becomes necessary to engage a broker’s services. In that event, we will amend our prospectus accordingly.

Shares registered by Selling Shareholders. The 750,000 shares being registered and offered by the selling shareholders are shares that have already been issued to the selling shareholders, or that the selling shareholders have acquired in private transactions. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions: (a) transactions in the over-the-counter market; (b) transactions on a national or regional exchange that lists our common stock; or (c) transactions negotiated privately between the selling shareholders and the purchasers.

Our shares are not currently listed on any exchange or quotation system. We intend to apply to the NASD to have our shares quoted on the Over-the-counter Bulletin Board (“OTC-BB”). Such an event will depend upon the effectiveness of the registration statement we are filing with the U.S. Securities and Exchange Commission and of which this prospectus is a part. Listing on an exchange or the OTC-BB does not ensure that an active market for the shares will develop.

We have agreed to pay the legal, accounting, and miscellaneous costs of registering the common stock offered by the selling security holders, which we estimate to be about $25,000. We will not, however, pay any brokerage commissions or underwriting discounts that the selling shareholders may incur in selling their shares. We know of no existing arrangements or agreements between any selling shareholder and any broker or underwriter, however the shareholders may, at their discretion, enter any such agreement either individually or as a group.

The selling shareholders must comply with regulations relating to distributions of securities by selling shareholders, including Regulation M under the Securities Exchange Act of 1934, which prohibits selling stockholders from purchasing or offering to purchase shares during or in close proximity to the period during which they are selling the same class of shares.

Some states may dictate that requirements relating to registration, exemption, or notification be met before the Company or selling stockholders may sell their shares. In addition, some states may require that the shares be sold only through registered broker-dealers.

LEGAL PROCEEDINGS

We know of no current or threatened legal proceedings involving us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers of the Company are as follows:

Name	Position
Jag Dhillon	CEO, President, Director

Mohammad Sultan	Chief Financial Officer, Director
Dave Taylor	Chief Operations Officer

Karl Dhillon	Corporate Controller
Dr. Alfred Wong	Vice President - Asia

Note: The full board acts as both the audit committee and the compensation committee. The Company intends to seek at least one independent director to serve on the audit committee who qualifies as a “financial expert” pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, and the implementing SEC rules, but has not as yet done so.

Mr. Jag Dhillon, CEO, President, Jag has over 25 years of experience in the Aviation industry. He has accumulated 5000 hours in various aircraft (Pistons/Turbines/Jets). He has held management positions with various aviation related companies.

Mr. Mohammad Sultan, CFO, Mr. Sultan has over 16 years of experience in the corporate infrastructure, business development and financing. He has established various enterprises in his career and been a successful businessman since 1988.

Mr. Dave Taylor, COO, Mr. Taylor has over 40 years of experience in the aviation industry including executive positions as President, Air Ontario, Air Jamaica, Sunquest West and Managing Director - Air Canada Cargo. Mr. Taylor has a respected reputation in both the cargo and passenger aviation communities and brings a wealth of knowledge and expertise to Service Air.

Mr. Karl Dhillon, Corporate Controller, Karl has over 15 years of accounting and finance experience working in service, manufacturing, and financial industries. This includes working at both the field and head office level. Karl has held previous positions as Corporate Controller, Financial Analyst and Treasury Analyst.

Dr. Alfred Wong, VP - Business Development Asia, Dr. Wong attended the University of Alberta, earned a Bachelor of Science in Biology and Doctor of Dental Surgery. He earned an MBA in International Management from Asia Pacific International University. He currently has his own private dental practice in Vancouver.

Other Non-Executive Operating Personnel include:

Mr. Dennis Mulholland, Airport Operations Manager/Safety Officer, Dennis commenced his operational ramp experience in 1980. Drawing on this background he was involved in the handling and warehousing of air cargo. Over 17 years has been in the management of air cargo operations representing several domestic and international airlines.

Mr. Ernie Codrington, Corporate Security, Ernie came to Service Air in the fall of 2003, bringing with him over 30 years of law enforcement experience. Most recently he was with the British Columbia Department of Transport Commercial Inspection Branch.

Mr. Anurag Nandan, Technical Services Manager, Anurag has been fascinated with computers since the age of 13, and has rarely seen a day when computers are not involved in his life. After completing his high school diploma, Anurag enrolled in Webmaster program at Ai CDIS College. Anu brings a variety of skills, which includes Photoshop, Flash, Java, networking, and MCSE training.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 25, 2005, the beneficial ownership of our common stock: (before taking into effect the proposed sale of shares by such shareholders):(i) by each stockholder known by the Company to beneficially own more than 5% of the common stock (ii) by each director of the Company; (iii) by the Company’s chief executive officer; and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of common stock listed.

Title of Class	Persons or Group	Shares Owned	Percent of Class

Common	Jag Dhillon	3,542,661	37.78
Common	Mohammad Sultan	5,000,000	53.33
Common	Service Merchants Corp.	250,000	2.66

Common	Officers and Directors as a Group		92.95%

We know of no existing arrangements which could, at a subsequent date, result in a change of control of the Company.

DESCRIPTION OF SECURITIES

The shares being offered are our $.0001 par value common stock. Currently, our authorized capital consists of 100,000,000 shares of common stock; we have 20,000,000 preferred stock authorized. As of the date of this prospectus, there were 9,375,000 shares of our common stock outstanding; no preferred stock is issued or outstanding.

Beneficial owners of our common stock are entitled to certain rights and privileges under New Jersey law, our Articles of Incorporation and our Bylaws, as follows:

1. To cast one vote per share on all matters to be voted upon by the stockholders;

2. Subject to preferences that may be applicable to any outstanding preferred stock, to share ratably in dividends, if any, when and if declared from time to time by the Board of Directors out of legally available funds; and

3. In the event of the liquidation, dissolution or winding up of Service Air, to receive a proportionate share of all assets remaining after payment of liabilities, except that distribution rights of preferred stock then outstanding, if any, will be paid first.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-takeover Effects of Provisions of Our By-Laws.

Service Air By-laws. Our By-Laws provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25% of our voting capital stock. Further provisions require a vote of 70% of the shares eligible to vote in order to remove a director from office. These provisions of the By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and discourage certain types of transactions that may involve an actual or threatened change of control. Such provisions could have the effect of discouraging others from making tender offers for the common stock and, as a consequence, may also inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts.

New Jersey General Corporation Law (“NGCL”). The terms of the NGCL apply to the Company since it is a New Jersey corporation. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests:

•	Limitations on voting rights of a person who acquires a controlling interest in a New Jersey corporation.
•

Limitations on certain business combinations with interested stockholders, unless the combination is approved by a majority of the corporation’s directors prior to the interested stockholder acquiring his or her shares.

•

Enabling a corporation’s board of directors to create and issue rights or options to purchase any class of the company’s equity stock. Such an issuance may be used to prevent or discourage a change of control of the Company.

•

Permitting a company’s board of directors to determine whether a change in control or proposed business combination is in the best interests of the corporation, and to take action to continue the corporation’s independence if it so chooses.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We retained James Gately, CPA, to audit our financial statements for the year-end 2004, Neither Mr.Gately nor does his firm possess any material interest in the company.

Amy Clayton, Esq., has provided us with an opinion of counsel regarding the legality of the shares to be sold using this prospectus. Ms. Clayton holds no material interest in our Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our directors and officers are indemnified as permitted by the NGCL and provided in our Articles of Incorporation and By-Laws. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against Securities Act liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Description of Business” below.

DESCRIPTION OF BUSINESS

ITEM 1. BUSINESS

INTRODUCTION

Service Air Group Inc. - Canada {hereinafter called SA/CA}, was incorporated January 5, 1995, under the provincial laws of British Columbia, Canada. SA/CA is a licensed, commercial, international, dedicated cargo airline. SA/CA has a limited history of operations and no history of profitability. In December 2002, SA/CA secured its first general sales agreement (GSA) to provide air cargo services to and from Canada/Hong Kong. GSA is backed by major Banks, guaranteeing 15%-20% of one month’s contractual sales value to be paid in advance (prior to aircraft departure) to SA/CA. Based on 2 trips per week, gross value of the outstanding contract is US$43,200,000 per annum for 20+ years, while average net operating income is 25% of sales. In order to perform its contractual obligations, SA/CA need at least one Boeing 747-400 aircraft for its fleet, to become Canada’s first, and only, dedicated freight operator, serving primarily the cargo market between North America and Asia. Even though SA/CA has received several letters of intent from various reputable and well-established clients around the globe, anxious to use the services of an air cargo operator to and from Canada, SA/CA has not undertaken any GSAs (other than Hong Kong), until SA/CA becomes fully operative and have aircraft(s) available to serve the clients. On September 8, 2004, SAG entered into an Agreement for Exchange of Stock for Assets with SA/CA, whereby SAG agreed to, SA/CA and a majority of its Shareholders agreed to sell, assign, transfer and convey, exclusively to SAG all of SA/CA’s right, title, and interest, in and to the following assets (“Asset”): 100% of the Projected Net Income of SA/CA and 100% of the current and future assets. SAG agreed to issue pro rata 4,125,000 shares of its restricted common stock to the operating Company. On September 16, SA/CA entered into a lock-in agreement with its employees and transferred all exchanged shares of SAG to its shareholders. Our executive offices are located at Vancouver International Airport, 5455 Airport Road South, Richmond, BC, Canada V7B 1B5; our telephone number is 604-233-7727. Our Web site address is www.serviceair.net. Information contained on our Web site does not constitute a part of this memorandum.

PURPOSE OF SERVICE

Our Purpose of Service is to represent Canada and become the #1 international airfreight service provider in Canada. Our corporate culture will promote Canadian values of quality, reliability, trustworthiness and innovation. Service Air will hub cargo through Canadian airports for distribution throughout North and South America.

SERVICE STRATEGY

According to Boeing forecasts (Boeing World Air Cargo Forecast 2000/2001), long term annual air cargo growth is expected to average 6.4% per year. However, North America to Asia markets will exceed the world average with approximately 7.7% annual growth. Air trade associated with Asia is forecast to comprise 52% of the world total market by 2019.

The freighter fleet is predicted to double over the next 20 years, with wide-body freighter anticipated to represent more than 90% of the total capacity. Wide-body ACMI international traffic has shown a 21% annual increase since 1990 and now carries 9% of the world’s air cargo.

Angela Gittens, aviation director at the Miami-Dade Aviation Department, sees a brighter air cargo future ahead because the fundamental rules of consumer demand still apply. “People are impatient: They want things when they want them,” she says. “That consumer corps will pay a premium for speedy transit as part of purchase prices, want the latest fashion and tastiest fruits, wherever they are produced and virtually regardless of what it takes to move them to market.”

Statistics released by Hong Kong’s Airport Authority in August showed that since January 2001, 1.132mn tonnes of cargo have been handled at the airport, a drop of 8% over the same period last year. Cargo remained weak in July with total shipments down by 14.2% year-on-year. There was a total of 10,770 cargo flight movements in the Jan-July 2001 period, an increase of 12.3% over the same period last year. The Airports Council International’s (ACI) latest figures for March 2001 show that cargo volume handled in Asia Pacific had contracted by 2%, North America by 9%, Africa by 10%, while it rose slightly higher in Europe by 1%. ACI said cargo throughput consistently showed its sensitivity to the prevailing economic environment. Almost two-thirds of the top 30 airports saw a drop in traffic for March 2001, notably the top four cargo airports: Memphis -5%, Los Angeles -9%, Hong Kong -3%, Tokyo -7%. Bucking the trend were Beijing with a 12% increase, Miami 9% and Frankfurt 7%.

Meanwhile, freight traffic on the international scheduled services of IATA airlines declined in the second quarter resulting in a cumulative growth for the first half of minus 3%. Passenger traffic growth fell from a year-on-year rate of around 10% in January, to little more than 1% in June for a cumulative rate of slightly less than 3% for the first 6 months. During the first six months of 2001, total traffic (passengers plus freight) grew by only 0.5%, against a total capacity increase of 4%.

The Yearbook of the Association of European Airlines (AES), which was released in July in Brussels, records the performance of European airlines in 2000. The year was profitable one for the association as a whole, but by the narrowest of margins. Even with record load factors, the airlines collectively only barely just covered costs. “Once again, the figures reveal the precarious financial health of our sector. If, with record load factors, we can collectively only just cover our costs by the smallest of margins, there is something wrong within the industry. In terms of our economics, we have no ‘comfort zone’. I can well imagine, with load factors decreasing sharply in 2001, we are right now falling well short of the break-even mark,” said AEA Secretary General Karl-Heinz Neumeister. Cargo carried by European carriers rose by 10.6% in 2000, to 5mn tonnes. The US remained top market for cargo with 30% of total AEA uplift. Inbound US shipments outpaced outbound by 30%. Among the top cargo markets for 2000, showing increases, were Japan 13.7%, India 26.6%, Hong Kong 25%, South Africa 8.1%, and China 25.6%. AES member airline Lufthansa carried 1.1mn tones, of which 57% was on all-cargo services; British Airways carried 727,000 tones, 12% on all-cargo services; Air France carried 669,000 tones, 52% on all-cargo; KLM carried 538,000 tones, 12% on all-cargo; and Swissair carried 350,000 tones, 6% on all-cargo. Luxembourg-based cargo airline, Cargolux, handled 455,000 tones.

GLOBAL SOURCING AND SELLING

As the world’s economy becomes more fully integrated, and as barriers and borders to trade continue to decrease, companies are sourcing and selling globally. They obtain components from Southeast Asia, assemble them in Latin America and sell them in the United States. This, in turn, has opened multiple legs of transportation on both the in-bound “sourcing” side as well as the out-bound “selling” side. With potential customers in 210 countries, we expect SERVICE AIR to become a major facilitator in this supply chain because of its global reach, express services and information capabilities.

RAPID GROWTH OF HIGH-TECH AND HIGH-VALUE-ADDED BUSINESSES

SERVICE believes that the high-tech and high-value-added goods sector will continue to experience strong growth as a percentage of total economic activity. Information technology alone now contributes more than one-third of real economic growth in the United States. In 1997, the high-tech electronics industry was both the largest U.S. exporter and the largest U.S. importer. U.S. exports of high-tech goods has risen 96% since 1990. The high-value-added sector, however, is broader, including pharmaceuticals, automotive, electronics, aviation and other goods with high value per pound.

ACCELERATION OF THE SUPPLY CHAIN

The third major trend affecting the “Network Economy” is the increase of fast-cycle logistics. Companies of varying sizes, particularly in industries experiencing rapid obsolescence, are increasing productivity, efficiency and profitability through sharply increased supply chain velocity. A supply chain is the series of transportation and information exchanges required to convert raw materials into finished, delivered goods. Managing inventory at rest is unprofitable. Warehouses, for example, are expensive ways to ensure the availability of goods. SERVICE believes in substituting real-time information to manage inventory in motion, thereby enabling customers to reduce overhead and obsolescence while speeding time-to-market. We believe that the future of logistics will not be in brick-and-mortar warehouses, but in providing information-intensive services that increase the value, visibility and velocity of the goods in customers’ supply chains.

RAPID GROWTH OF BUSINESS-TO-BUSINESS E-COMMERCE

While there has been significant press recently about the expected growth of consumer purchases over the Internet, the business-to-business e-commerce marketplace is substantially larger than the business-to-consumer e-commerce marketplace. Business-to-business e-commerce is estimated to be over $100 billion in sales in 1999 and to exceed the trillion sales marks by 2003.

While the “Network Economy” is global, high-tech, fast-cycle and networked through e-commerce, and SERVICE management believes that the Company’s global portfolio of services, technology and information is well configured to the dynamics of this new economy, the Company’s actual results may vary depending upon such important factors as the impact of competitive pricing changes, customer responses to yield management initiatives, changing customer demand patterns, the timing and extent of network refinement, actions by the Company’s competitors, including capacity, economic fluctuations, regulatory matters, fuel supplies, environmental and employee considerations.

COMPETITION

Virtually, we have no direct competition in the areas of general freight and specialty cargo in Canada serving as a dedicated cargo airline. Other express package concerns, principally Federal Express (“FedEx”), United Parcel Service of America, Inc. (“UPS”), Airborne Express, DHL Worldwide Express, passenger airlines offering package express services, regional express delivery concerns, airfreight forwarders and the United States Postal Service may utilize Service Air as their sub-contractors but are not our competition. Service Air’s principal competitors in the international market are all-cargo airlines.

REGULATION AND LICENSURE

Under the Canadian Aeronautics Act, both Transport Canada (TC) and the Canadian Transportation Agency (CTA) exercise regulatory authority over Service Air Group, Inc.. The CTA’s authority relates primarily to economic aspects of air transportation. The CTA’s jurisdiction extends to aviation route authority and to other regulatory matters, including the transfer of route authority between carriers. Service Air Group, Inc. holds various certificates issued by the CTA, authorizing Service Air Group, Inc. to engage in Domestic Canada and international air transportation of cargo on a worldwide basis. Service Air Group, Inc.’s international authority permits it to carry cargo from any points in Canada to numerous pointe through out the world on an air charter basis. The CTA regulates international routes and practices and is authorized to investigate and take action against discriminatory treatment of Canadian carriers abroad. The right of a Canadian carrier to serve foreign points is subject to the CTA’s approval and generally requires a bilateral agreement between Canada and the foreign government. The carrier must then be granted the permission of such foreign government to provide specific flights and services. The regulatory environment for global aviation rights may from time to time impair the ability of Service Air Group, Inc. to operate its air network in the most efficient manner.

The TC’s regulatory authority relates primarily to safety and operational aspects of air transportation, including aircraft standards and maintenance, personnel and ground facilities, which may from time to time affect the ability of Service Air Group, Inc. to operate its aircraft in the most efficient manner. Service Air Group, Inc. holds an operating certificate granted by TC and the CTA pursuant to Canadian Aviation Regulation’s (CAR’s). This certificate is of unlimited duration and remains in effect so long as Service Air Group, Inc. maintains its standards of safety and meets the operational requirements of the regulations.

ENVIRONMENTAL

Pursuant to the Aeronautics Act, TC, with the assistance of the Environmental Protection Agency (EPA), is authorized to establish standards governing aircraft noise. Service Air Group, Inc.’s present aircraft fleet is in compliance with current noise standards of the EPA. Service Air Group, Inc.’s aircraft are also subject to, and are in compliance with, the regulations governing engine emissions. In addition to federal regulation of aircraft noise, certain airport operators have local noise regulations which limit aircraft operations by type of aircraft and time of day. These regulations will have a restrictive effect on Service Air Group, Inc.’s aircraft operations in some of the localities where they apply but do not have a material effect on any of Service Air Group, Inc.’s significant markets

Federal Government environment regulations impact Service Air Group Inc.’s operations. In addition to the matters discussed above, Service Air Group, Inc. is most directly affected by regulations pertaining to underground storage tanks, hazardous waste handling, vehicle and equipment emissions and the discharge of effluents from properties and equipment owned or operated by Service Air Group, Inc.

SEASONALITY OF BUSINESS

Service Air Group, Inc.’s cargo business is seasonal in nature. Historically, Domestic and International freight business experiences an increase in February through March and September through November due to Canadian and USA summer and holiday sales. The latter part of Service Air Group, Inc.’s third fiscal quarter and summer, being post winter and summer vacation seasons, have traditionally shown lower volumes relative to other periods of the calendar year.

EMPLOYEES

Service Air Group Inc. (Canada) has fourteen (14) permanent full-time and eighteen (18) part-time employees, of which approximately 80% are employed in Vancouver, British Columbia, Canada. Mr. Jag Dhillon is the President and CEO of the company. Employees of Service Air (Canada) at its international branches and subsidiaries, in the aggregate will represent approximately 20% of all employees. Service Air Group, Inc. believes its relationship with its employees to be excellent.

DESCRIPTION OF PROPERTY

Service Air headquarters office is located at the South Terminal, Vancouver International Airport (YVR) in approximately 5,000 square feet of leased space. The lease is competitive for similar facilities in the area. Our office facility contains 2- floors, main floor has lobby, boardroom, technical & operation control room, crew training room; the top floor is dedicated to administrative activities. We will also rent hangar and maintenance facilities for servicing aircraft at both Vancouver International Airport and in such destination airports as they become necessary.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2004.

Results Of Operations For Fiscal Year Ended December 31, 2004

Plan of Operation

We have succeeded in locating and acquiring 100% assets of an operating company, based in British Columbia, Canada. Transaction was closed effecting a non-cash acquisition. To implement operating company’s business plan, we would need fifteen Million United States Dollars (US$15,000,000) for which we may have to raise equity capital, there is no guarantee that we would be able to secure needed funds to implement our operational company’s business plan.

Results of Operation

We did not have any operating income from inception (March 31, 2000) through December 31, 2004. For the year ended December 31, 2004, we recognized a net loss of $28,391. Some general and administrative expenses during the quarter were accrued. Expenses for the quarter were comprised of costs mainly associated with legal, accounting and office.

Liquidity and Capital Resources

At December 31, 2004, we had no capital resources and will rely upon the issuance of common stock and additional capital contributions from shareholders to fund administrative expenses pending income from our operating company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1. Equity Stock for Assets

We issued 4,125,000 shares of our common stock to Service Air Group Inc. (Canada) in exchange of 100% of their assets, included but not limited to 100% of its projected NET income. The value of the transaction Was determined to be $310,048 or $0.08 per share. A copy of the executed agreement was reported and filed with the SEC on 2004-11-08 under form 8-K. At the time of the execution of this agreement, management of the operating company had injected seed capital in the amount of: $1,006,758.86 (1995-2004), Canadian funds from their own personal resources which had been used as working capital for the Company. Our board of directors, with Mr. Mohammad Sultan abstaining, approved the transaction after making a determination that the issuance was reasonable and in the best interests of the company. We anticipate that management will continue to make either loans or working capital contributions for the foreseeable future on the same basis of receiving common stock therefore.

2. Equity Stock for Services

Under an “Employee lock-in agreement”, executed on September 16, 2004, Service Air Group Inc. (Canada) transferred to its management, 4,125,000 shares of our common stock in consideration of their services rendered and in connection with the planning and organization of our air freight business, copy of this lock-in agreement was filed with the SEC along with our annual report 10KSB for the year end 2004.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our authorized capital consists of 100,000,000 shares of $.0001 par value common stock, and 20,000,000 preferred stock. As of the date of this prospectus we had 9,375,000 shares of common stock issued and outstanding, of which 100%, was held by our officers, directors, employees, or affiliates.

There is currently no trading market for our shares, so purchasers of our common stock may find it difficult or impossible to dispose of them. We intend to apply to the National Association of Securities Dealers (“NASD”) to have our shares quoted on the Over-the-Counter Bulletin Board (“OTC-BB”) electronic quotation system, but we cannot assure you when, if ever, an active trading market in our shares will develop.

Upon the effectiveness of the registration statement of which this prospectus is a part, all 5,750,000 shares of our common stock being registered hereunder will become eligible for resale. We believe that approximately 250,000 shares of our common stock may already be eligible for resale under Rule 144(k) of the Securities Act of 1933. Should a trading market in our stock develop, and should a significant number of these eligible shares be offered for sale, our stock price would likely fall.

Holders of Common Stock

As of the date of this prospectus there were 15 holders, beneficially or of record, of our common stock.

Name of Shareholder	Address of Shareholder	Number of Shares Held
Jag Dhillon	1415-54Th Street, Delta, BC, Canada V4M 3H6	3,542,661
Mohammad Sultan	13093-88Th Ave. Surrey, BC, Canada V3W 3K4	5,000,000
Rick Platnickoff	9175 Mainwaring Rd. Sidney, B.C. V8L 1J9	250,000
Marc Weston	#203-7760-120Th Street, Surrey, BC, Canada V3W 1L1	23,462
Anurag Nandan	7657 Prince edward Street, Vancouver, BC, Canada V5X 3R4	7,692
Ernie Codrington	#36-2960 Steveston Hyway Richmond, BC, Canada V7E 6C8	7,692
Fred Hoy	#305-1859 Spyglass, Vancouver, BC, Canada V5Z 4K6	38,462
Parmjit Rai	733 East 54Th Ave. Vancouver, BC, Canada, V5X 4L8	112,723
Louis Kiraly	14060-56Th Ave. Surrey, BC, Canada V3X 2E8	76,923
Peter Christian	7137 Elwood Drive, Sardis, BC, Canada V2R 1G8	15,385
Walter Sosnowski	4560 Kelly Drive, Delta, BC, Canada, V4K 1G6	38,462
Karl Dhillon	1291-South Dyke Road, New Westminister, BC, V3M 6T3	76,923
David Baker	12655-21a Ave. Surrey, BC, Canada V4A 7P6	23,077
Wayne Birch	9500 Granville Ave. Richmond, BC, Canada V6Y 1R2	7,692
Robert Borrelli	5507 Lost lake Road, Nanimo, BC, Canada V9T 5G3	153,846

Transfer Agent

The Transfer Agent and Registrar for our common stock is Standard Transfer & Trust Co., Inc, Las Vegas, Nevada.

Preferred Stock

As of the date of this memorandum, there are no shares of Preferred Stock outstanding. Under New Jersey law and our Certificate of Incorporation, no action by our stockholders is necessary, and only action of our Board of Directors is required to authorize the issuance of any Preferred Stock. The Board of Directors is authorized to establish one or more classes or series of shares, to designate each class or series and to fix the terms of each class or series, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, the Board of Directors, without stockholder approval, may issue Preferred Stock having rights, preferences, privileges or restrictions, including voting rights, which may be greater than the rights of holders of Common Stock.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid any cash dividends since our inception, and it is unlikely that we will pay cash dividends on the common stock in the foreseeable future.

EXECUTIVE COMPENSATION

We did not pay salaries or other compensation to directors or officers in either of our two most recent fiscal years. Our board of directors expects to adopt during fiscal 2005 a modest non-cash compensation plan for executive officers in lieu of salaries or other cash compensation.

No funds were set aside or accrued by the Company during fiscal year 2003 or 2002 to provide pension, retirement or similar benefits for directors or executive officers.

FINANCIAL STATEMENTS

SERVICE AIR GROUP, INC.

(a development stage company)

INTERIM FINANCIAL STATEMENTS

DECEMBER 31, 2004

REPORT OF INDEPENDENT AUDITOR	F-1

BALANCE SHEET	F-2

INTERIM STATEMENTS OF OPERATIONS	F-3

STATEMENT OF STOCKHOLDERS’ EQUITY	F-4

INTERIM STATEMENTS OF CASH FLOWS	F-5

NOTES TO INTERIM FINANCIAL STATEMENTS	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors

Service Air Group, Inc.

(a development stage company)

We have audited the accompanying balance sheet of Service Air Group, Inc. (a development stage company), as of December 31, 2004, and the related statement of operations, equity and cash flows from inception (March 31, 2000) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service Air Group, Inc. (a development stage company), as of December 31, 2004, and the results of its operations and its cash flows from inception (March 31, 2004)through December 31, 2004 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not yet commenced operations, raised capital or implemented a plan of operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gately & Associates, LLC

Certified Public Accountants

Altamonte Springs, FL

February 28, 2005

F-1

SERVICE AIR GROUP, INC.

BALANCE SHEETS

As of December 31, 2004 and 2003

	December 31, 2004	December 31, 2003

ASSETS
CURRENT ASSETS
Cash	$-	$-

OTHER CURRENT ASSETS
Affiliated company receivable	12,746	-

PROPERTY AND EQUIPMENT
Equipment and office furniture	83,082	-
Less: Accumulated depreciation	(33,523)	-
Leasehold improvements	63,762	-
Less: Accumulated amortization	(21,504)	-

Total Property and Equipment	91,817	-

OTHER ASSETS
Deposit	1,574	-
Aviation Policy and training manuals	134,698	-
Licenses	43,372	-

Total Other Assets	179,644	-

	$284,207	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,000	$3,450

	6,000	3,450

STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Capital stock (Note 3)
Preferred stock, $0.0001 par value, 20,000,000 shares
Issued and outstanding are none--
Common stock, $0.0001 par value, 100,000,000 shares
Issued and outstanding are 9,375,000 and
5,250,000 shares of common stock, respectively	938	525
Additional paid in capital	310,060	425
Deficit accumulated during development stage	(32,791)	(4,400)

	278,207	(3,450)

	$284,207	$-

The accompanying notes are an integral part of these financial statements

F-2


SERVICE AIR GBROUP, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

For the twelve months ended December 31, 2004 and 2003,

And from inception (March 31, 2000) through December 31, 2004

Twelve Months Ended September 30,			From Inception To December 31,
2004	2003		2004

GENERAL AND ADMINISTRATIVE EXPENSES	$28,391	$1,525	$32,791

Office and general

NET LOSS FOR THE PERIOD	$(28,391)	$(1,525)	$(32,791)

BASIC NET LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING	6,281,250	5,250,000

The accompanying notes are an integral part of these financial statements

F-3


SERVICE AIR GROUP, INC.

(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 31, 2000 (INCEPTION) TO DECEMBER 31, 2004

	Common	Stock
	Number of shares	Amount	Additional Paid in Capital	Deficit Accumulated During Development Stage	Stockholders’ Equity (Capital Deficiency)

Common stock issued for cash at $0.0001 per share	5,000,000	$500	$-	$-	$500

Common stock issued for cash at $0.001 per share	250,000	25	225	-	250

Net loss for the period March 31, 2000	-	-	-	(837)	(837)
(inception) to December 31, 2000

Balance, December 31, 2000	5,250,000	525	225	(837)	(87)

Capital contributed by shareholders	-	-	124	-	124

Net loss for the year	-	-	-	(926)	(926)

Balance, December 31, 2001	5,250,000	525	349	(1,763)	(889)

Capital contributed by shareholders	-	-	76	-	76

Net loss for the year	-	-	-	(1,112)	(1,112)

Balance, December 31, 2002	5,250,000	525	425	(2,875)	(1,925)

Net loss for the year	-	-	-	(1,525)	(1,525)

Balance, December 31, 2003	5,250,000	525	425	(4,400)	(3,450)

Stock issued for the purchase of
Assets and revenues of Service Air
Group, Inc. of Canada for $0.08 per share	4,125,000	413	309,635	-	310,048

Net loss for the period				(28,391)	(28,391)

Balance, December31, 2004	9,375,000	$938	$310,060	$(32,791)	$278,207

The accompanying notes are an integral part of these financial statements

F-4


SERVICE AIR GROUP, INC.

(a development stage company)

STATEMENTS OF CASH FLOWS

And from inception (March 31, 2000) through December 31, 2004

	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003	March 31, 2000 (inception) to December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the period	$(28,391)	$(1,525)	$(32,791)
Adjusted for items not involving cash:
- Depreciation and Amortization	25,841	0	25,841
- accounts payable	2,550	1,525	6,000

NET CASH USED IN OPERATING ACTIVITIES	-	-	(950)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	-	-	-
Proceeds on sale of common stock	-	-	750
Shareholder capital contributions	-	-	200

NET CASH FLOWS FROM FINANCING ACTIVITIES	-	-	950

INCREASE (DECREASE) IN CASH	-	-	-

CASH, BEGINNING OF PERIOD	-	-	-

CASH, END OF PERIOD	$-	$-	$-

The accompanying notes are an integral part of these financial statements

F-5


SERVICE AIR GROUP INC.

Financial Statements

(Unaudited)

December 31, 2003

REVIEW ENGAGEMENT REPORT

To the Director of

Service Air Group Inc.

We have reviewed the Balance Sheet of Service Air Group Inc. as at December 31, 2003 and the Statements of Loss and Deficit and Cashflows for the year then ended. Our review was made in accordance with Canadian generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company. A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles.

Burnaby, B.C.	/s/ Kanester Johal
February 19, 2004	KANESTER JOHAL
Chartered Accountants

SERVICE AIR GROUP INC.

Balance Sheet

(Unaudited)

As At December 31, 2003

2003	2002
Assets

Current

Cash	$-	$42,473
GST receivable	11,420	567
Deposits	1,574	1,574
	12,994	44,614

Advances to Service Air Cargo Inc. (Note 4)	1,325	325
Policy and Training Manuals	134,698	93,548
License Fees	43,372	43,372
Property, Plant and Equipment (Note 5)	116,658	23,327
Incorporation Cost	1,000	1,000

	$310,047	$206,186

Liabilities

Current
Bank overdraft	$1,220	$-
Accounts payable and accrued liabilities	54,814	$-
Current portion of loan payable	6,646	-

	62,680	-
Loan Payable (Note 6)	27,094	-

Due To Shareholder (Note 7)	991,501	849,974

	1,081,275	849,974
Share Capital And Deficit

Share Capital (Note 8)	100	100

Deficit	(771,328)	(643,888)

	(771,228)	(643,788)

	$310,047	$206,186

SERVICE AIR GROUP INC.

Statement Of Loss And Deficit

(Unaudited)

For The Year Ended December 31, 2003

	2003	2002

General And Administration Expenses
Accounting and legal	$6,770	$--
Advertising and promotion	475	--
Amortization	25,410	2,776
Automobile	2,040	514
Consulting	37,387	1,434
Insurance	2,636	17,510
Interest and bank charges	1,739	--
Leasing	--	25,082
Office and general	15,566	12,495
Rent	27,215	15,742
Repairs and maintenance	--	8,025
Telephone	3,868	4,095
Travel	4,334	1,000

Net Loss	(127,440)	(88,673)

Deficit, beginning of year	(643,888)	(555,215)

Deficit, end of year	$(771,328)	$(643,888)

SERVICE AIR GROUP INC.

Statement Of Cash Flow

(Unaudited)

For The Year Ended December 31, 2003

	2003	2002

Operating Activities
Net loss	$(127,440)	$(88,673)
Amortization	25,410	2,776

	(102,030)	(85,897)

Net change in non-cash working capital
Accounts receivable	(10,853)	(567)
Deposit	-	8,426
Prepaid expenses	-	9,667
Accounts payable and accrued liabilities	54,815	-

	(58,068)	(68,371)

Financing Activities
Current portion of long term debt	-	-
Long term debt	33,740	-
Due to shareholders	141,527	133,585
Due from Service Air Cargo Inc.	(1,000)	(325)

	174,267	133,260
Investing Activities
Additions to capital assets	(159,892)	(26,104)

Decrease during year	(43,693)	38,785

Cash, beginning of year	42,473	3,688

Cash, end of year	$(1,220)	$42,473

Cash consists of:

Cash	$-	$42,473
Bank indebtedness	1,220	-

	$(1,220)	$42,473

Supplemental cash flow information
Interest paid	1,651	-

SERVICE AIR GROUP INC.

Notes To the Financial Statements

(Unaudited)

December 31, 2003

1.	Nature of Operations

The company is working towards becoming an international air freight service provider; it has been incorporated since January 5, 1995.

2.	Significant Accounting Policies Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a “going concern”, which assumes that the Corporation will continue in operation for the forseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Several adverse conditions and events cast significant doubt upon the validity of this assumption. The company has incurred significant operating losses over the past five years and has a substantial deficit.

The accompanying financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Service Air Group Inc. be unable to continue in existence. Policy and Training Manuals

The costs represents expenses for development of manuals. Completeness of the manuals is expected during 2004. An amortization policy will be set at that time License Fees

These costs represent license fees paid for the use of specific airplane in Canada. Upon final granting of all licenses and permits an amortization policy will be set Property, Plant and Equipment

Property, Plant and Equipment are recorded at east. Amortization is provided annually at rates calculated to write-off the assets over their estimated useful lives as folIows:

Computer	30% declining balance method
Equipment	20% declining balance method
Vehicle	30% declining balance method

Leasehold improvements are being amortized on a straight-line basis over the period of the lease which is five years.

SERVICE AIR GROUP INC.

Notes To the Financial Statements

(Unaudited)

December 31, 2003

Income Taxes

The company follows the liability method of accounting for income taxes Future income tax assets and liabilities are computed based on differences between the carrying amount of assets or liabilities on the balance sheet and their corresponding tax values using the enacted income tax rates a teach balance sheet date.

The principal item which results in short-term timing differences are the Policy and Training manuals. License Fees and the Property, Plant and Equipment. The valuation of future income tax assets and liabilities is reviewed annually and adjusted, if necessary, to reflect the estimated realizable value.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates

3.	Financial Instruments

The company’s financial instruments consists of deposits, GST receivable, bank indebtedness, accounts payable and accrued liabilities, long term debt and due to shareholder. In management’s opinion, the company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

4.	Advances to Service Air Cargo Inc.

Advances to the related company Service Air Cargo Inc. are non interest bearing and unsecured without specific repayment terms. During the year Service Air Group Inc, had business transactions with Service .Air Cargo Inc. a company controlled by the same shareholder. 5. Property, Plant and Equipment

	Cost	Accumulated Amortization	Net 2003	Net 2002
Equipment	$33,502	$7,454	$26,048	$20,519
Computer	11,549	2,575	8,974	2,808
Vehicle	36,031	5,405	30,626	--
Leasehold improvements	63,762	12,752	51,010	--
	$81,082	$15,434	$116,658	$23,327

SERVICE AIR GROUP INC.

Notes To the Financial Statements

(Unaudited)

December 31, 2003

6. Loan Payable

2003	2002
Obligation under Loan

- Monthly payments of $756 which includes both principal
and interest are ending on May 2008
- Interest at 7.9%	$33,740	$-
Less: Current Portion	$(6,646)	$-

	$27,094	$-

Principal repayment of the loan over the next 5 years are as follows:

2004	$6,646
2005	7,191
2006	7,780
2007	8,417
2008	3,707

7. Due To Shareholder

Amount outstanding with shareholder is non interest bearing and are unsecured.

There is no set terms of repayment.

	2003	2002

Shareholder Loan	$991,500	$ 849,974

8. Share Capital

Authorized:

10,000,000	Class A common voting shares without par value
10,000,000	Class B non-voting shares without par value

	2003	2002
Issued and outstanding:
100 Class A shares	$ 100	$ 100

SERVICE AIR GROUP INC.

Notes To the Financial Statements

(Unaudited)

December 31, 2003

9.	Future Income Taxes

For income tax purposes. the Company has non-capital losses carried forward from prior years which can be used to reduce future years’ taxable income. These losses expire as follows:

2003	312,312
2004	45,452
2005	50,024
2006	20,286
2007	22,052
2008	25,589
2009	88,173

$563,888

No future income tax asset regarding these losses have been accounted for.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURES

On March 16, (2004) the board of directors appointed the firm of James Gately, CPA to be the company’s certifying accountants for the fiscal year ending 2004.

The reports of Mr. James Gately, CPA, P.C. for the fiscal years ended Dec, 31, 2004, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion. During such fiscal years, and subsequent interim periods through the date of this prospectus, there were no disagreements between us and Mr. James Gately, CPA, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved, would have caused the auditors to include in their report a reference to the subject matter of such disagreement.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 covering the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving SERVICE AIR, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement and exhibits and schedules filed with the SEC at its principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the SEC via the Internet. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and information regarding companies that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FORWARD-LOOKING STATEMENTS

In order to help you understand our business, we have at times used forward-looking statements in this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of our products to gain market acceptance, stability of the regulatory environment, our ability to establish and sustain beneficial relationships with sales reps and provider organizations, and others. Some of these forward-looking statements can be identified by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or their negative forms, or other variations on them, or by their proximity to discussions of strategies that involve risks and uncertainties. When reading these forward-looking statements, you should recognize that they:

•	Discuss our future expectations, which may or may not come to pass;

•	Imply projections of our future operating results or financial condition that could vary;

•	State other forward-looking information.

We think discussing our future expectations can be valuable to you; however, you should consider the prospect of events occurring in the future over which we have no control, and the possibility of conditions arising that we could not accurately predict.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 – Indemnification of Directors and Officers.

Our Articles of Incorporation contain provisions that limit the liability of directors in certain instances. As permitted by the New Jersey General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect liability for any breach of a director’s duty to us or our stockholders that involve (i) intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of New Jersey General Corporate Laws.

Item 25 – Other Expenses of Issuance and Distribution

The following table sets forth the approximate amount of expenses we incurred in connection with this offering. Underwriting fees or discounts, commissions, or other costs of transacting sales of the shares will be borne by the selling shareholders.

SEC registration fee	$3,500
Printing	1,500
Legal fees and expenses	12,500
Other contingent costs	7,500
Total	$25,000

Item 26 – Recent Sales of Unregistered Securities

The following securities were sold by officers of the Company without the use of an underwriter. In effecting the sales, we relied on the exemption authority provided by Section 4(2) of the Securities Act of 1933, as amended, relating to sales not involving any public offering, and/or on Regulation D. We believe that all such sales were made by our executive officers in private, negotiated transactions without any advertising, public announcements or general solicitation. The purchasers of the shares represented themselves in writing to be, and the company believes them to be, members of one or more of the following classes:

a.	Officers, directors, promoters or control persons of the issuer; or
b.	Individuals or entities who are accredited investors as defined in Rule 501 of Regulation D under the Securities Act of 1933; or
c.	Individuals who:

i.	Are knowledgeable and sophisticated in investment matters;
ii.	Are able to assess the risks of an investment such as in our securities;
iii.	Are financially able to bear the risk of a loss of their entire investment; and
iv.	Have access to pertinent information regarding the issuer and its operations.

The shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear a legend to that effect.

Employee Stock Benefit Plan - At present, we have no employee stock benefit plan. We intend to adopt a plan in the future.

Item 27 – Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Description

3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion re: Legality
23.1	Consent of James Gately , CPA P.C
23.2	Consent of Amy Clayton (included in Exhibit 5.1)

Item 28 – Undertakings

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SERVICE AIR GROUP, INC.

Dated: April 18, 2005	/s/ Jag Dilon

President, Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Amy L. Clayton, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Jag S. Dhillon	President, Chief Executive	April 18, 2005
Officer, Director

/s/ Mr. Mohammad Sultan	Chief Financial Officer	April 18, 2005
Director